Exhibit 4.2
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                           STOCK REDEMPTION AGREEMENT

     STOCK REDEMPTION AGREEMENT (the "Agreement"), dated as of the 21st day of July 2003, between GSV, INC., a Delaware corporation (the "Company"), and BROOKS STATION HOLDINGS, INC., a Delaware corporation (the "Stockholder").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Stockholder owns 363,637 shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the "Series A Stock");

     WHEREAS, Paragraph 7 of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company (the "Certificate of Designations") provides that upon a Change of Control Transaction (as defined in the Certificate of Designations), the Stockholder shall have the right to require the Company to redeem all or a portion of the Series A Stock then held by the Stockholder;

     WHEREAS, the Company proposes to execute a Merger Agreement constituting a Change of Control Transaction of the Company ; and

     WHEREAS, in connection with such Merger Agreement, the Stockholder and the Company have agreed to redeem all of the Stockholder's shares of Series A Stock;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties agree as follows:

     1.   Redemption.
          -----------

     Effective the date hereof, the Company shall redeem all of the shares of Series A Stock then owned by the Stockholder. In full consideration for such redemption, the Company shall pay the Stockholder the Redemption Price as defined in and in accordance with the provisions of the Certificate of Designations, which is an amount equal to $1.10 per share of Series A Stock plus accrued and unpaid dividends. The Redemption Price shall be paid as follows:
$263,800.70, which amount includes $63,800 of accrued and unpaid dividends, will be paid in cash on the date hereof, and $200,000 will be paid in the form of a full recourse promissory note bearing interest at a rate of 8% per annum and due September 1, 2004, which note shall be in the form of Exhibit A hereto (the "Note"). Payment of the Note will be secured pursuant to a security agreement executed by the Company in favor of the Stockholder, which security agreement shall be in the form of Exhibit B hereto (the "Security Agreement").

     2.   Closing.
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     Simultaneously  herewith,  the Stockholder has delivered to the Company all stock certificates representing the shares of Series A Stock being redeemed hereunder, duly endorsed for transfer to the Company, and the Company has delivered to the Stockholder the Note, the Security Agreement and the cash portion of the Redemption Price.

     3.   Waiver and Release.
          -------------------

     The Stockholder hereby waives all rights it has or had as a holder of the Series A Stock and, except as set forth in Section 4(a) below, forever releases and discharges the Company and its affiliates, successors, predecessors and assigns, and each of their respective present and former directors, managers, stockholders, members, officers, employees and agents (collectively, the "Company Related Parties"), from any and all liabilities, losses, claims, demands, obligations, rights, actions, causes of action, proceedings or suits of any kind or nature, debts, sums of money, accounts, bonds, bills, covenants, contracts, agreements, promises, damages, judgments, executions and demands whatsoever, in law or equity (collectively, "Claims"), that the Stockholder or its respective affiliates, successors, predecessors and assigns ever had, now has or ever will have in the future, upon or by reason of any matter, cause or thing whatsoever, whether presently known or unknown, against any Company Related Party relating to or arising out of the Series A Stock, or any action taken or failed to be taken by any of the above with respect to such matters; provided, however, the foregoing shall not apply to the payment of the Redemption Price.

     4.   Indemnification.
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     (a)  The  Company  hereby  agrees  to  indemnify  the  Stockholder  and its affiliates,  successors,  predecessors and assigns, and each of their respective
present  and  former  directors,  managers,  stockholders,   members,  officers,
employees and agents (collectively, the "Stockholder Related Parties") against, and to protect, save and keep harmless the Stockholder Related Parties from, and to pay on behalf of or reimburse the Stockholder Related Parties as and when incurred for, any and all claims, actions or suits, in each case by one or more third parties against any Stockholder Related Party as a consequence of, in connection with, incident to, resulting from or arising out of this Agreement, and any liabilities (including liabilities for taxes), obligations, losses, damages, penalties, demands, claims, actions, suits, judgments, settlements, penalties, interest, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys', accountants' and expert witnesses' fees) of whatever kind and nature (collectively, "Losses") related thereto that may be imposed on or incurred by any Stockholder Related Party; provided, however, that the Company shall not be required to indemnify any Stockholder Related Party with respect to any Losses resulting from or arising out of the Stockholder's negligence, bad faith or willful misconduct.

     (b) The Stockholder hereby agrees to indemnify the Company Related Parties against, and to protect, save and keep harmless the Company Related Parties from, and to pay on behalf of or reimburse the Company Related Parties as and when incurred for, any and all claims, actions or suits, in each case by one or more third parties against any Company Related Party as a consequence of, in connection with, incident to, resulting from or arising out of this Agreement, and any Losses related thereto that may be imposed on or incurred by any Company Related


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
Party; provided, however, that the Stockholder shall not be required to indemnify any Company Related Party with respect to any Losses resulting from or arising out of the Company's negligence, bad faith or willful misconduct.

     5.   Governing Law.
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     The  interpretation  and  construction of this  Agreement,  and all matters relating hereto (including, without limitation, the validity or enforcement of this Agreement), shall be governed by the laws of Delaware without regard to any conflicts or choice of laws provisions of Delaware that would result in the application of the law of any other jurisdiction.

     6.   Entire Agreement; Amendments and Waivers.
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     This Agreement  constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

     7.   Execution.
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     This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.


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
     IN WITNESS WHEREOF, the parties hereto have executed this Stock Redemption Agreement, all as of the day and year first above written.


                                        GSV, INC.


                                        By: /s/ Gilad Gat
                                            -------------
                                            Name: Gilad Gat
                                            Title: President


                                        BROOKS STATION HOLDINGS, INC.


                                        By: /s/ Daniel Golan
                                            ----------------
                                            Name:  Daniel Golan
                                            Title: Vice President and Secrtary


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